STOCK PURCHASE AGREEMENT

BETWEEN

ENUCLEUS, INC.

AND

BARRON PARTNERS LP


DATED


AUGUST 13, 2004


STOCK PURCHASE AGREEMENT


       This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of 13th day of August, 2004 by and among eNucleus, Inc., a corporation organized and existing under the laws of the State of Delaware ("eNucleus" or the "Company"), and Barron Partners LP ("Investor" ).
	PRELIMINARY STATEMENT:

       WHEREAS, the Investor wishes to purchase, upon the terms and subject to the conditions of this Agreement, at the purchase price of One Million Dollars ($1,000,000), 2,500,000 shares of the Common Stock of the Company with the right, upon the purchase of such shares of Common
Stock, to receive two (2) common stock purchase warrants
(such warrants granting the right to purchase an aggregate of 3,500,000 shares of Common Stock) (each share of Common Stock and corresponding stock purchase warrants are referred to herein as a "Unit"); and
       WHEREAS, the parties intend to memorialize the purchase and sale of such Units.

       NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
INCORPORATION BY REFERENCE, SUPERSEDER AND DEFINITIONS
1.1	Incorporation by Reference.  The foregoing recitals,
Schedule A and the Exhibits attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.
1.2	Superseder.  This Agreement, to the extent that it is
inconsistent with any other instrument or understanding
among the parties governing the affairs of the Company,
shall supersede such instrument or understanding to the fullest extent permitted by law. A copy of this Agreement shall be filed at the Company's principal office.
1.3	Certain Definitions.  For purposes of this Agreement,
the following capitalized terms shall have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):
		1.3.1	"1933 Act" means the Securities Act of
1933, as amended.

		1.3.2	"1934 Act" means the Securities Exchange
Act of 1934, as amended.

		1.3.3 "Affiliate" means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term "control," as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50 percent of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

              1.3.4 "Certificate" means the Certificate of Incorporation of the Company, as the same may be amended from time to time.
              1.3.5    "Closing Date" means August 13, 2004.
              1.3.6	"Common Stock" means the shares of common
stock of eNucleus, par value $0.001 per share.
              1.3.7	"Delaware Act" means the Delaware revised
Statutes, as amended.
              1.3.8	"Effective Date" shall mean the date the
Registration Statement of the Company covering the Shares being purchased hereunder is declared effective.

              1.3.9	"Insiders" shall mean the officers and
directors of the Company.
              1.3.10	"Material Adverse Effect" shall mean any
adverse effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of
its material obligations under this Agreement or the
Registration Rights         Agreement or to perform its
obligations under any other material agreement.
             1.3.11	"Person" means an individual,
partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

              1.3.12	"Purchase Price" means the purchase price
for the Units as defined in Section 2.2.
             1.3.13	Registration Rights Agreement" shall mean
the registration rights agreement between the Investor and
the Company attached hereto as Exhibit B.
              1.3.14	"Registration Statement" shall mean the
registration statement under the 1933 Act to be filed with
the Securities and Exchange Commission for the registration
of the Shares pursuant to the Registration Rights
Agreement.
              1.3.15	"SEC"  means the Securities and Exchange
Commission.
              1.3.16	"SEC Documents" shall mean the Company's
latest Form 10-K or 10-KSB as of the time in question, all
Forms 10-Q or 10-QSB and 8-K filed thereafter, and the
Proxy Statement for its latest fiscal year as of the time
in question until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights
Agreement.
              1.3.17	"Shares" shall mean, collectively, the
shares of Common Stock of the Company being purchased
hereunder and those shares of Common Stock issuable to the Investor upon exercise of the Warrants.
              1.3.18	"Units" shall mean the Common Stock and
the Warrants collectively.
              1.3.19	"Warrants" shall mean the Common Stock
purchase warrants in the form attached hereto as Exhibit A and described in Section 2.1.2.

ARTICLE II

SALE AND PURCHASE OF ENUCLEUS UNITS
AND PURCHASE PRICE


2.1	Sale of eNucleus Units  Upon the terms and subject to
the conditions set forth herein, and in accordance with applicable law, the Company agrees to sell, and the Investor agrees to purchase, Units in accordance with Schedule A , at the Purchase Price on the Closing Date, each Unit consisting of:

		2.1.1	Common Stock   Upon execution and delivery
of this Agreement and the Company's receipt of the Purchase
Price, the Investor shall receive shares of Common Stock of the Company in accordance with Schedule A attached hereto.
The Company shall register those shares of Common Stock pursuant to the terms and conditions of the Registration
Rights Agreement. The Registration Rights Agreement shall include, but not be limited to, such terms and conditions as the immediate registration of the shares of Common Stock sold hereunder, one demand right if all the shares of Common Stock sold hereunder are not registered or the Registration Statement is subsequently not effective, unlimited "piggy back" registration rights, and liquidated damages to the Investor of fifteen percent (15%) of the Purchase Price per annum payable on a monthly basis if the shares of Common Stock are not registered pursuant to an effective Registration Statement by April 1, 2005 or if the shares of Common Stock are registered pursuant to an effective Registration Statement and such Registration
Statement or other Registration Statement including the shares of Common Stock is not effective in the period from April 1, 2005 through two years following the Closing Date, except that the obligation of the Company terminates when the holder(s) of shares of Common Stock no longer holds more than twenty percent (20%) of the shares of Common
Stock as acquired herein.

		2.1.2	Warrants   Upon execution and delivery of
this Agreement and the Company's receipt of the Purchase
Price, the Investor shall receive the Warrants in accordance with Schedule A. The Warrants, a form of which is attached hereto as Exhibit A, shall include, but not be limited to, such terms and conditions as an exercise price of $.60 per share for one such Warrant to purchase
2,500,000 shares of Common Stock, with a call right on behalf of the Company of $1.20 per share (the "$.60
Warrant"), and an exercise price of $1.00 per share for the other such Warrant to purchase 1,000,000 shares of Common
Stock (the "$1.00 Warrant") (as adjusted from time to time as provided in the Warrants), an expiration date of five
(5) years from the date of issuance or eighteen (18) months of effectiveness of a Registration Statement, whichever is longer, and a cashless exercise provision.

2.2	Purchase Price.  The purchase
price ("Purchase Price") to be paid by the Investor on the Closing Date for the Units shall be One Million Dollars
($1,000,000) and shall be payable in United States Dollars.
Payment to the Company of the Purchase Price shall be made at the Closing Date by check made payable to the Company.
The Purchase Price shall be delivered to the Company, together with the closing deliveries, in accordance with
Section 3.1.
	ARTICLE III

	CLOSING DATE AND DELIVERIES AT CLOSING

3.1  	Closing Date	The closing of the transactions
contemplated by this Agreement (the "Closing"), unless
expressly determined herein, shall be held at the offices
of the Company, at  5:00 P.M. local time, on the Closing
Date or on such other date and at such other place as may
be mutually agreed by the parties, including closing by
facsimile with originals to follow.   On the Closing Date,
all closing deliveries and the Purchase Price shall be delivered via priority overnight courier service to 1531
Greenleaf Court, Bartlett, Illinois 60103, Attention: Dhru Desai.

3.2	Deliveries by the Company.  In addition to and without
limiting any other
provision of this Agreement, the Company agrees to deliver,
or cause to be delivered, to the Investor, the following:
(a)	Within seven (7) business days of the Closing,
certificates representing  shares of Common
Stock of the Company, which certificates shall
be duly endorsed to the Investor;
(b)	At or prior to Closing, an executed Agreement;
(c)	At or prior to Closing, executed Warrants in
the name of the Investor;
(d)	At or prior to Closing, an executed
Registration Rights Agreement between the
Investor and the Company;
(e)	At or prior to Closing, confirmation that the
provisions of Paragraphs 6.6, 6.7, and 6.8
herein have been satisfied or commenced, as
appropriate; and
(f)	Such other documents or certificates as shall
be reasonably requested by the Investor or its counsel.

3.3	Deliveries by Investor.  In
addition to and without limiting any other provision of this Agreement, the Investor agrees to deliver, or cause to be delivered, to the Company, as appropriate, the following:

(a)	At or prior to Closing, the Purchase
Price;
(b)	At or prior to Closing, an executed
Agreement;
(c)	At or prior to Closing, an executed
Registration Rights Agreement
between the Investor and the
Company; and
(d)	Such other documents or certificates
as shall be reasonably requested by
the Company or its counsel.

In the event any document provided to the other party in Paragraphs 3.2 and 3.3 herein is provided by facsimile, the party shall forward an original document to the other party within seven (7) business days.

3.4	Further Assurances.  The
Company and the Investor shall, upon request, on or after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

	ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ENUCLEUS

       The Company represents and warrants to the Investor
(which warranties and representations shall survive the Closing for a period of one year regardless of any examinations, inspections, audits or other investigations the Investor has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

4.1	Organization and Qualification.  The Company is a
corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Material Adverse Effect on the business, operations, properties, assets, financial condition or results of operation of the Company and its subsidiaries taken as a whole.

4.2	Articles of Incorporation and By-Laws The Company's
Certificate
of Incorporation and By-Laws, as amended or restated to date, which have been filed with the SEC, are complete and correct copies of such documents as in effect on the date hereof and as of the Closing Date.

4.3	Capitalization

                            4.3.1  The authorized and outstanding
capital stock of the Company is set forth in  the Company's
Form 10-Q, filed for the period ending June 30, 2004 with the SEC and updated on all subsequent SEC Documents. All shares of capital stock have been duly authorized and are validly issued, and are fully paid and no assessable, and free of preemptive rights.

                            4.3.2  Except pursuant to this Agreement,
and as set forth in the Company's Form 10-Q, filed for the period ending June 30, 2004 with the SEC, as of the date hereof and as of the Closing Date, there are not now outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Company, or agreements, understandings or arrangements to which the Company is a party, or by which the Company is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock. The Company agrees to inform the Investor in writing of any additional warrants granted prior to the Closing Date.

                            4.3.3   The Company on the Closing Date
(i) will have full right, power, and authority to sell, assign, transfer, and deliver, by reason of record and beneficial ownership, to the Investor, the Shares of Common
Stock hereunder, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever; and (ii) upon delivery of and payment by the Investor of the Purchase Price to the Company, the Investor will acquire good and marketable title to such Common
Stock, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever.

4.4	Authority.   The Company has all
requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement.
This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

4.5	No Conflict; Required Filings and Consents.
	The execution and
delivery of this Agreement by the Company does not and the performance by the Company of its obligations hereunder will not: (i) conflict with or violate the Certificate or By-Laws of the Company; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree
(collectively, "Laws") in effect as of the date of this Agreement and applicable to the Company; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by the Company or any of its properties or assets is bound.
Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a Material Adverse Effect.

4.6	Report and Financial Statements
   The Company's Annual Report on
Form 10-KSB, filed on April 14, 2004 with the SEC, contains
the audited financial statements of the Company as of
December 31, 2003 (the "Financial Statements"). Each of the
balance sheets contained in or incorporated by reference
into any such Financial Statements (including the related
notes and schedules thereto) fairly presented the financial
position of  the Company as of its date, and each of the
statements of income and changes in stockholders' equity
and cash flows or equivalent statements in such Financial
Statements (including any related notes and schedules
thereto) fairly presents and will fairly present the
results of operations, changes in stockholders' equity and
changes in cash flows, as the case may be, of  the Company
for the periods to which they relate, in each case in
accordance with United States generally accepted accounting
principles ("U.S. GAAP") consistently applied during the
periods involved, except in each case as may be noted
therein, subject to normal year-end audit adjustments in
the case of unaudited statements.  The books and records of
the Company have been, and are being, maintained in all
material respects in accordance with U.S. GAAP and any
other applicable legal and accounting requirements and
reflect only actual transaction.
4.7	Compliance with Applicable Laws.  The Company is
not in violation of, or,
to the knowledge of the Company, is not under investigation with respect to or has not been given notice or has not been charged with the violation of any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Material
Adverse Effect.

4.8	Brokers.  Except for Wood Capital
Associates, to whom a cash finders fee in the amount of $50,000 will be paid by the Company for its introduction of the Investor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.9	SEC Documents.  The Company
acknowledges that the Company is a publicly held company
and has made available to the Investor after demand true
and complete copies of any requested SEC Documents. The
Company has registered its Common Stock pursuant to Section
12 of the 1934 Act, and the Common Stock is listed and
traded on the OTC Bulletin Board Market of the National
Association of Securities Dealers, Inc.  The Company has
received no notice, either oral or written, with respect to
the continued eligibility of the Common Stock for such
listing, and the Company has maintained all requirements
for the continuation of such listing. The Company has not
provided to the Investor any information that, according to
applicable law, rule or regulation, should have been
disclosed publicly prior to the date hereof by the Company,
but which has not been so disclosed. As of their respective
dates, the SEC Documents complied in all material respects
with the requirements of the 1934 Act, and rules and
regulations of the SEC promulgated thereunder, and the SEC
Documents did not contain any untrue statement of a
material fact or omit to state a material fact required to
be stated therein or necessary in order to make the
statements therein, in light of the circumstances under
which they were made, not misleading that the Investor has
received from the Company reports with the SEC and with the
NASD.
4.10	Litigation.  To the knowledge of the Company, no
litigation, claim, or other proceeding before any court or governmental agency is pending or threatened against the Company.

4.11	Exemption from Registration.  Subject to the accuracy
of the Investor's representations in Article V, except as required pursuant to the Registration Rights Agreement, the sale of the Units hereunder will not require registration under the 1933 Act and/or any applicable state securities law. When validly converted in accordance with the terms of the Warrants, the Shares underlying the Warrants will be duly and validly issued, fully paid, and non-assessable.
The Company is issuing the Units in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D as promulgated by the SEC under the 1933, and/or Section 4(2) of the 1933 Act.


4.12	No General Solicitation or Advertising in Regard to
this Transaction. Neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any Person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D as promulgated by the SEC under the 1933 Act) or general advertising with respect to the sale of the Units, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Units, under the 1933 Act, except as required herein.

4.13	No Material Adverse Change. Since December 31, 2003,
no Material Adverse Effect has occurred or exists with respect to the Company that has not been disclosed in the SEC Documents. No material supplier has given notice, oral or written, that it intends to cease or reduce the volume of its business with the Company from historical levels. Since December 31, 2003, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investor.

4.14	Material Non-Public Information. [Intentionally
Deleted].

4.15  	Internal Controls And Procedures. The Company
maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are executed with management's authorization; (ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company's consolidated assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U.S. GAAP.

4.16	Full Disclosure.  No representation or warranty made by
the Company in this Agreement and no certificate or document furnished or to be furnished to the Investor pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company as follows:

5.1	Organization and Standing of the Investor. Where the
Investor is a corporation, such Investor is duly incorporated, validly existing and in good standing under the laws of the state in which it was formed. The state in which any offer to purchase Shares hereunder was made or accepted by the Investor is the state shown as the Investor's address. If an entity, the Investor was not formed for the purpose of investing solely in the Units.
5.2	Authorization and Power. The Investor has the
requisite power and authority to enter into and perform this Agreement and to purchase the Units being sold to it hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action where appropriate. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Investor and at the Closing shall constitute valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

5.3   No Conflicts. The execution, delivery and performance
of this Agreement and the consummation by the Investor of
the transactions contemplated hereby or relating hereto do
not and will not (i) result in a violation of the
Investor's charter documents or bylaws where appropriate or
(ii) conflict with, or constitute a default (or an event
which with notice or lapse of time or both would become a
default) under, or give to others any rights of
termination, amendment, acceleration or cancellation of any
agreement, indenture or instrument to which the Investor is
a party, or result in a violation of any law, rule, or
regulation, or any order, judgment or decree of any court
or governmental agency applicable to the Investor or its
properties         (except for such conflicts, defaults and
violations as would not, individually or in the aggregate,
have a Material Adverse Effect on the Investor). The
Investor is not required to obtain any consent,
authorization or order of, or make any filing or
registration with, any court or governmental agency in
order for it to execute, deliver or perform any of the
Investor's obligations under this Agreement or to purchase
the Units in accordance with the terms hereof, provided
that for purposes of the representation made in this
sentence, the Investor is assuming          and relying
upon the accuracy of the relevant representations and
agreements of the        Company herein.

5.4	Financial Risks. The Investor acknowledges that the
Investor is able to bear the financial risks associated with an investment in the Units and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Investor is capable of evaluating the risks and merits of an investment in the Units by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Investor is capable of bearing the entire loss of its investment in the Units.

5.5	Accredited Investor. The Investor is (i) an "accredited
investor" as that term is defined in Rule 501 of Regulation
D promulgated under the 1933 Act by reason of Rule
501(a)(3) and (6), (ii) experienced in making investments
of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests
in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Units.
5.6	Brokers .  Except for Wood Capital
Associates, to whom a cash finders fee in the amount of
$50,000 will be paid by the Company for its introduction of
the Investor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or
Commission in connection with the transactions contemplated
by this Agreement based upon arrangements made by or on
behalf of the Investors.
5.7	Knowledge of Company.  The Investor and the Investor's
advisors, if any, have been, upon request, furnished with
all materials relating to the business, finances and
operations of the Company and materials relating to the
offer and sale of the Units.  The Investor and the
Investor's advisors, if any, have been afforded the
opportunity to ask questions of the Company and have
received complete and satisfactory answers to any such
inquiries.
5.8	Risk Factors   The Investor understands that the
Investor's investment in the Units involves a high degree
of risk. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any
recommendation or endorsement of the Units. The Investor warrants that the Investor is able to bear the complete loss of the Investor's investment in the Units.
5.9	Full Disclosure.  No representation or warranty made by
the Investor in this Agreement and no certificate or
document furnished or to be furnished to eNucleus pursuant
to this Agreement contains or will contain any untrue
statement of a material fact, or omits or will omit to
state a material fact necessary to make the statements contained herein or therein not misleading. Except as set forth or referred to in this Agreement, the Investor does
not have any
agreement or understanding with any person relating to
acquiring, holding,
voting or disposing of any equity securities of the
Company.
5.10	Reimbursement of Due Diligence Expenses.  Upon Closing,
the Company shall reimburse the Investor for expenses incurred in conducting due diligence up to an aggregate maximum of $10,000. If the transaction is not closed, there shall be no reimbursement of any due diligence expenses.
ARTICLE VI

COVENANTS OF THE COMPANY

6.1. Registration Rights. The Company shall cause the
Registration Rights Agreement to remain in full force and effect and the Company shall comply in all material respects with the terms thereof.

6.2. Reservation Of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to issue the shares of Common Stock underlying the Warrants.

6.3. Listing Of Common Stock. The Company hereby agrees to maintain the listing of the Common Stock on a publicly trading market. The Company will take all action to continue the listing and trading of its Common Stock on a publicly traded market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the a publicly traded market.

6.4. Exchange Act Registration. The Company will cause its
Common Stock to continue to be registered under Section
12(b) or (g) of the 1934 Act, will use its best efforts to comply in all respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the 1934 until the Investor has disposed of all its Shares or the shares of Common Stock underlying the Warrants.

6.5. Corporate Existence; Conflicting Agreements. The
Company will take all steps necessary to preserve and continue the corporate existence of the Company. The
Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

6.6	Preferred Stock.   On or prior to the Closing Date, the
Company will cause to be cancelled all authorized shares of Preferred Stock of the Company. For a period of two (2)
years from the Closing Date, the Company will not issue any
preferred stock.
6.7	Convertible Debt. On or prior to the Closing Date, the
Company will cause to be cancelled all convertible debt in
the Company. For a period of two (2) years from the Closing Date, the Company will not issue any convertible debt.
6.8	Reset Equity Deals. On or prior to the Closing Date,
the Company will cause to be cancelled any and all reset features related to any shares outstanding that could result in additional shares being issued. For a period of
two (2) years from the Closing Date, the Company will not
enter into any transactions that have any reset features
that could result in additional shares being issued.
6.9	Independent Directors. The Company will cause the
appointment of at least two independent directors within
one hundred twenty (120) days of the Closing Date. If no
such Directors are appointed, the Company shall pay to the Investor, as liquidated damages and not as a penalty, an amount equal to fifteen percent (15%) of the Purchase Price
per annum, payable monthly. The parties agree that the only damages payable for a violation of the terms of this
Agreement with respect to which liquidated damages are expressly provided shall be such liquidated damages.
Nothing shall preclude the Investor from pursuing or
obtaining specific performance or other equitable relief
with respect to this Agreement. The parties hereto agree
that the liquidated damages provided for in this Section
6.9 constitute a reasonable estimate of the damages that
may be incurred by the Investor by reason of the failure of
the Company to appoint at least two independent directors
in accordance with the provision hereof.
6.10	Independent Directors Become Majority of Audit and
Compensation Committees. The Company will cause the appointment of a majority of outside directors to the audit and compensation committees of the board of directors
within one hundred twenty (120) days of the Closing Date.
If no such Directors are appointed, the Company shall pay
to the Investor, as liquidated damages and not as a
penalty, an amount equal to fifteen percent (15%) of the Purchase Price per annum, payable monthly. The parties agree that the only damages payable for a violation of the terms of this Agreement with respect to which liquidated damages are expressly provided shall be such liquidated damages. Nothing shall preclude the Investor from pursuing or obtaining specific performance or other equitable relief with respect to this Agreement. The parties hereto agree that the liquidated damages provided for in this Section
6.10 constitute a reasonable estimate of the damages that
may be incurred by the Investor by reason of the failure of
the Company to appoint at least two independent directors
in accordance with the provision hereof.
6.11	Use of Proceeds. The Company will use the proceeds from
the sale of the Units (excluding amounts paid by the
Company for legal and administrative fees in connection
with the sale of the Units) for working capital.
6.12	Right of First Refusal. The Investor shall have the
right to participate in any financing by the Company
following the Closing Date on a pro rata basis at ninety percent (90%) of the applicable offering price; provided that such right shall terminate on the earlier of (x) the
three year anniversary of the date of this Agreement and
(y) such time as the holder(s) of shares of Common Stock no longer hold more than twenty percent (20%) of the shares of Common Stock as acquired herein.
6.13	Insider Selling.  The earliest any "Insiders" can start
selling their shares shall be one (1) year from the Closing Date. The Investor shall not be considered an Insider.
6.14	Employment and Consulting Contracts.  Employment and
consulting contracts with officers and directors of the Company shall at time of Closing and for three (3) years thereafter not contain (i) any bonuses not related directly to increases in earnings per share; (ii) any car allowances; (iii) any anti-dilution or reverse split protection provisions for shares, options or warrants; (iv) any deferred compensation; (v) any unreasonable compensation or benefit clauses or (vi) any termination clauses of over one year of salary.
ARTICLE VII

COVENANTS OF THE INVESTOR
7.1	Compliance with Law. The Investor's trading activities
with respect to shares of the Company's Common Stock will
be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market on which the Company's
Common Stock is listed.
7.2	Transfer Restrictions.  The Investor acknowledges that
(1) the Shares, the Warrants and the shares underlying the Warrants have not been registered under the provisions of the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Shares, the Warrants and the shares underlying the Warrants to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of the Shares, the Warrants and the shares underlying the Warrants made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.
7.3 Restrictive Legend. The Investor acknowledges and agrees that the Shares, and, until such time as the Shares have been registered under the 1933 Act and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Shares, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such securities):
"THE SHARES OF COMMON STOCK REPRESENTED BY THIS
CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED (THE
"SECURITIES ACT"), OR ANY STATE SECURITIES LAWS
AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN
MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR
OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION
STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER
THE SECURITIES ACT AND ANY APPLICABLE STATE
SECURITIES LAWS, OR (2) IN ACCORDANCE WITH THE
PROVISIONS OF REGULATIONS, OR (3) PURSUANT TO AN
EXEMPTION FROM REGISTRATION UNDER THE SECURITIES
ACT."
ARTICLE VIII

	CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS
	The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

8.1	No Termination.  This
Agreement shall not have been terminated pursuant to
Article X hereof.

8.2	Representations True and Correct.  The representations
and warranties of the Investor contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

8.3	Compliance with Covenants.  The Investor shall have
performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

8.4	No Adverse Proceedings.	On the Closing Date, no action
or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.
ARTICLE IX

	CONDITIONS PRECEDENT TO INVESTOR'S OBLIGATIONS

       The obligation of the Investor to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

9.1	No Termination.  This
Agreement shall not have been terminated pursuant to
Article X hereof.

9.2	Representations True and Correct.  The representations and warranties of eNucleus contained in this Agreement shall be true and correct in all material respects on and as of the Closing
Date with the same force and effect as if made on as of the Closing Date.

9.3	Compliance with Covenants.
eNucleus shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

9.4	No Adverse Proceedings.	On the Closing Date, no action
or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

	ARTICLE X

	TERMINATION, AMENDMENT AND WAIVER

10.1	Termination.  This Agreement may
be terminated at any time prior to the Closing Date:

		10.1.1	by mutual written consent of the Investor
and the Company;

              10.1.2	by the Company upon a material breach of
any representation, warranty, covenant or agreement on the
part of the Investor set forth in this Agreement, or the Investor upon a material breach of any representation, warranty, covenant or agreement on the part of eNucleus set forth in this Agreement, or if any representation or warranty of eNucleus or the Investor, respectively, shall
have become untrue, in either case, such that any of the conditions set forth in Article VIII or Article IX hereof would not be satisfied (a "Terminating Breach"), and such
breach shall, if capable of cure, not have been cured
within five (5) days after receipt by the party in breach
of a notice from the non-breaching party setting forth in
detail the nature of such breach;
              10.1.3 by either party, if the Closing has not occurred by August 13, 2004.
10.2	Effect of Termination.
In the event of the termination of this Agreement pursuant to Paragraph 10.1 hereof, there shall be no liability on the party of eNucleus or the Investors or any of their respective officers, directors, agents or other representatives and all rights and obligations of any party hereto shall cease, except as expressed herein.

10.3    Amendment.  This Agreement may
be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto.

10.3	Waiver.  At any time prior to the
Closing Date, eNucleus or the Investor, as appropriate, may: (a) extend the time for the performance of any of the obligations or other acts of other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound hereby.

	ARTICLE XI

	GENERAL PROVISIONS.  Nonsurvival of
Representations, Warranties and Agreements .  Except as
otherwise provided herein, each of the parties shall pay
all of its costs and expenses (including attorney fees and
other legal costs and expenses and accountants' fees and
other accounting costs and expenses) incurred by that party
in connection with this Agreement.
11.2	Indemnification.  The Investor agrees to indemnify,
defend and hold the Company (following the Closing Date)
and its officers and directors harmless against and in
respect of any and all claims, demands, losses, costs,
expenses, obligations, liabilities or damages, including
interest, penalties and reasonable attorney's fees, that it
shall incur or suffer, which arise out of or result from
any breach of this Agreement by the Investor or failure by
the Investor to perform with respect to any of its
representations, warranties or covenants contained in this
Agreement or in any exhibit or other instrument furnished
or to be furnished under this Agreement.  The Company
agrees to indemnify, defend and hold the Investor harmless
against and in respect of any and all claims, demands,
losses, costs, expenses, obligations, liabilities or
damages, including interest, penalties and reasonable
attorney's fees, that it shall incur or suffer, which arise
out of, result from or relate to any breach of this
Agreement by the Company or failure by the Company to
perform with respect to any of its representations,
warranties or covenants contained in this Agreement or in
any exhibit or other instrument furnished or to be
furnished under this Agreement.  In no event shall either
party be entitled to recover consequential or punitive
damages resulting from a breach or violation of this
Agreement from the other party nor shall any party have any
liability hereunder in the event of gross negligence or
willful misconduct of the indemnified party.  In the event
of a breach of this Agreement by the Company, the Investor
shall be entitled to pursue a remedy of specific
performance upon tender into the Court an amount equal to
the  Purchase Price of the Units hereunder. The
indemnification shall be mutually limited to the amount of
the investment made by the Investor as of the Closing Date
above.
11.3	Headings.  The table of contents and
headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4	Entire Agreement.  This
Agreement (together with the Schedule, Exhibits, Warrants and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

11.5	Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation;
(iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

       If to eNucleus:

	eNucleus, Inc.
	4000 Main Street, Suite 215
       Bay Harbor, MI 49770
	 		Attention: John Paulsen

			With a copy to:

	Michael S. Roberts
	Connelly Roberts & McGivney LLC
	1 North Franklin Street
	Suite 1200
	Chicago, Illinois 60606

       If to the Investor:

To the address listed on Schedule A herein or
to the address provided to the Company by the
Investor.
11.6	Severability.  If any term or
other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this
Agreement shall nevertheless remain in full force and
effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to
the end that the transactions contemplated hereby are fulfilled to the extent possible.
11.7	Binding Effect.  All the terms and provisions of this
Agreement whether so expressed or not, shall be binding
upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.
11.8	Preparation of Agreement.
This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.
11.9	Governing Law.  This Agreement
shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to applicable principles of conflicts of law.
11.10	Jurisdiction. This Agreement shall be exclusively
governed by and construed in accordance with the laws of
the State of Illinois. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive
jurisdiction and venue for any such action shall be the
State Courts of Illinois. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.
11.11	Preparation and Filing of Securities and Exchange
Commission filings.  The Investor shall reasonably assist
and cooperate with the Company in the preparation of all filings with the SEC after the Closing Date due after the Closing Date.
11.12	Further Assurances, Cooperation.  Each party
shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.
11.13	Survival  The representations, warranties,
covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby as provided herein.
11.14	Third Parties	  Except as disclosed in this
Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any
third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.
11.15	Failure or Indulgence Not Waiver; Remedies
Cumulative.  No failure or delay on the part of
any party hereto in the exercise of any right hereunder
shall impair such right or be construed to be a waiver of,
or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
11.16	Counterparts.  This
Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.



IN WITNESS WHEREOF, the Investor and the Company have as of the date first written above executed this Agreement.

COMPANY

ENUCLEUS, INC.


By:
Title:

INVESTOR

BARRON PARTNERS LP



Andrew Barron Worden
President, General Partner of
Barron Partners LP
730 Fifth Avenue, 9th Floor
New York NY 10019


Schedule A


NAME AND ADDRESS
Barron
Partners LP
730 Fifth
Avenue, 9th Fl.
New York NY
10019


AMOUNT OF INVESTMENT
$1,000,000

NUMBER OF$.60
WARRANTS
2,500,000


NUMBER OF SHARES OF COMMON STOCK
2,500,000

NUMBER OF $1.00 WARRANTS
1,000,000


Exhibit A

Form of Warrants


Exhibit B

Registration Rights Agreement